Exhibit 99.1

AMN Healthcare Completes the Acquisition of Onward Healthcare, Locum Leaders, Medefis

Expands Leadership Position in Healthcare Workforce Solutions

SAN DIEGO – Jan. 9, 2015 – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s leader and innovator in healthcare workforce solutions and staffing services, today announced the completion of the acquisition of Onward Healthcare, Locum Leaders and Medefis from OGH, LLC for a total purchase price of $82.5 million. Onward Healthcare is a premier national nurse and allied healthcare staffing firm. Locum Leaders is a well-respected national locum tenens provider. Medefis is a leading provider of a SaaS-based vendor management system for healthcare facilities.

“In addition to immediately bolstering AMN’s delivery of candidate supply during a strong demand environment, our recent acquisitions also build on the portfolio of innovative workforce solutions we offer in the marketplace,” said Susan Salka, President and Chief Executive Officer of AMN Healthcare. “Client reaction to our recent announcements has been very positive, particularly as healthcare executives seek consultative solutions that enable the cost-efficient and effective management of clinical labor.”

Kevin Clark, CEO and Founder of OGH, LLC, added, “There is a shared common culture of passion and integrity to deliver best-in-industry service that is felt across the companies. We are confident that this combination will bring even greater value to our clients during this transformational period in healthcare.”

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions — including managed services programs, vendor management systems, recruitment process outsourcing and consulting services — enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, pharmacies and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Amy Chang

Vice President, Investor Relations

866.861.3229

ir@amnhealthcare.com

Jim Gogek

Corporate Communications

858.350.3209

jim.gogek@amnhealthcare.com